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                                                                   EXHIBIT 10.19


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                            AGFA-GEVAERT DPS DIVISION
                               TRANSFER AGREEMENT
                                 ADDENDUM NO. 1

                        Entered into as of June 30, 2000

                                     BETWEEN

XEIKON N.V., with registered office at Vredebaan 72, B-2640 Mortsel, Registry of Commerce of Antwerp No 265.170, ("Xeikon"), acting both on its own behalf and on behalf of the Transferee Entities (as defined in the Agreement)

                                       AND

AGFA-GEVAERT N.V., with registered office at Septestraat 27, B-2640 Mortsel, Registry of Commerce of Antwerp No 163.653 ("Agfa"), acting both on its own behalf and on behalf of LUITHAGEN N.V., with registered office at Septestraat 27, B-2640 Mortsel, Registry of Commerce of Antwerp No 238.144 ("Luithagen"), as well as of the Sales Organization Companies (as defined in the Agreement)


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WHEREAS:

1. Xeikon and Agfa entered into a transfer agreement on May 16, 2000 (the "Agreement") by virtue of which Agfa transfers or causes to transfer to Xeikon on a worldwide basis the activities of the Agfa Group in connection with the research and development, manufacturing, marketing, sale and servicing of toner-based digital printing equipment and related toners and developers.

2. From a review conducted following the execution of the Agreement, it has appeared that the parcels identified as "1072/2", "1076k", and "1076x" (as identified on the relevant plans and in the report of the land surveyor, Mr. F. Janssens) (the "Parcels") are not held by Luithagen, but rather by Agfa.

3. Moreover, it has appeared that the reference in Section 4.1.1 as well as in Exhibit 4.1.1 of the Agreement to (a) 16 new and unused digital printing presses, and (b) 35 unused and obsolete and/or used digital printing presses entailed a clerical error.

       The composition of the aforementioned presses has also undergone certain further modifications, apart from this clerical error. Parties are willing to agree on specific arrangements resulting from and taking into account these modifications.

4. In addition, it has appeared that certain adaptations to the current estimate of the aggregate value of the Inventory that is acquired by Xeikon as part of the DPS Division Contribution were necessary.

5. Section 2.2.(c) of the Agreement provides that the SO Sale will be implemented on a country by country basis and pursuant to separate agreements (the "SO Agreements"). Xeikon and Agfa are willing to specify that the arrangements laid down in these SO Agreements are without prejudice to the arrangements laid down in the Agreement.

       In this respect, Xeikon and Agfa, however, confirm that the continuation to operate the SO Activity by the Sales Organization Company (as provided for in such SO Agreements) does not infringe upon the non-competition covenant laid down in Section 12 of the Agreement.

6. Section 2.2.(c) of the Agreement also provides that the various national laws that may be applicable as well as business necessities may require changes to the existing arrangements of the Agreement, provided that such adaptations will be consistent with the balance of rights and obligations between Xeikon and Agfa.

       In view of this provision, Xeikon and Agfa are willing to make the following adaptation to the general rule that the DPS Division as contributed by Agfa will




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       also comprise the fixed assets, Goodwill and digital printing presses acquired by Agfa from the Sales Organization Companies prior to Closing.

       In particular, Xeikon and Agfa are willing to agree that, with respect to the French and Italian Sales Organization Company, the Goodwill related to this specific Sales Organization Company will not be transferred to Agfa prior to Closing to form part of the DPS Division Contribution by Agfa, but will be transferred directly to the relevant Transferee Entity as part of the SO Sale.

       A corresponding amount of cash will be contributed by Agfa as part of the DPS Division Contribution.

7. As stated above, the SO Agreements will provide that the relevant Sales Organization Company shall continue to operate the SO Activity during a transitional period (but in no event later than September 30, 2000).

       As consideration for these services, Xeikon and Agfa are willing to agree to a commission based remuneration to be paid by Xeikon to Agfa. Moreover, Xeikon is prepared to carry the losses incurred during such period, in accordance with Section 8.11 of the Agreement.

8. In addition, the SO Agreements will provide that all consumables and spare parts used by the relevant Sales Organization Company in connection with the SO Activity will be transferred directly from the relevant Sales Organization Company to the designated Transferee Entity (except for the above-mentioned arrangement with respect to the French and Italian Sales Organization Company).

       These SO Agreements will stipulate that such transfer is agreed upon against a specific consideration (i.e. based upon price lists provided by Xeikon) which will be higher than the consideration which has been agreed upon between Agfa and Xeikon (i.e. based upon production cost or, in the case of items acquired from third parties, acquisition cost - to be increased with reasonably incurred transport and import costs).

       Xeikon and Agfa are willing to agree that Agfa will return, in each case, to Xeikon the difference between the outcome of the two mentioned methods of calculation of consideration.

9. The possibility is acknowledged that not all of the consumables and spare parts held by the various Sales Organization Companies will be acquired by the entity that continues the DPS Activities of those Sales Organization Companies. Therefore, Xeikon is willing to undertake, towards each of the Sales Oragnization Companies, to acquire such spare parts and consumables, provided that certain reductions of valuation shall be applied.


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10.    Xeikon and Agfa are, therefore, willing to amend this Agreement in accordance with Section 17.3 of the Agreement.


NOW THEREFORE IT IS AGREED AS FOLLOWS:

1      TRANSFER OF ACTIVITIES

1.1. Xeikon and Agfa agree that the Parcels will no longer be a part of the subject matter of the Luithagen Contribution as described in Section 3.2 of the Agreement, but will fall under the subject matter of the DPS Division Contribution as described in Section 3.1 of the Agreement.

1.2. Taking into account the aggregate surface of the Parcels, Xeikon and Agfa agree that the Xeikon "A" shares to be issued to Luithagen in accordance with Section 4.1.2 of the Agreement will be reduced by 3,420 Xeikon "A" shares. Consequently, the consideration for the Luithagen Contribution will consist of 15,581 Xeikon "A" shares.

1.3. Xeikon and Agfa also agree that the consideration for the DPS Division Contribution as set out in Section 4.1.1.(i) of the Agreement will be increased by 3,420 Xeikon "A" shares, resulting in a total of 1,326,394 Xeikon "A" shares.

2      DIGITAL PRINTING PRESSES

2.1. Xeikon and Agfa confirm that the numbers of digital printing presses mentioned in Section 4.1.1 (ii) of the Agreement should be read as follows: 15 digital printing presses (unused and new) and 34 digital printing presses (unused and obsolete or used, not including one "demo" press which forms part of the fixed assets that will be acquired by Xeikon).

2.2. It is further agreed that the composition of the aforementioned presses subsequent to the execution of the Agreement and subsequent to the confirmation set out in Section 2.1 has undergone certain modifications, on balance resulting in Agfa transferring to Xeikon three additional digital printing presses (as set out in an exchange of e-mails between Mr. W. Verheyen and Mr. F. Convent on June 27, 2000). It has been agreed that the aforementioned three digital printing presses shall be contributed by Agfa to Xeikon for an aggregate consideration of EUR 200,000. The number of Xeikon "A" shares that are being issued in return for the Inventory has been adjusted accordingly. Application shall be made of Section 7.3 of the Agreement.

2.3. On June 29 2000 Agfa disclosed the following: a second-hand digital printing press forming part of the fixed assets of the Swiss Sales Organization Company has after the execution of the Agreement but prior to Closing been sold to a



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       customer and therefore can not be repurchased by Agfa from said Sales
       Organization Company as provided by Section 2.2(a) so as to form part of the DPS Division Contribution to be effected by Agfa in accordance with
       Section 3.1(j) of the Agreement. It is agreed that the contribution of said digital printing press will be replaced by the transfer to Xeikon of an amount equal to the book value thereof, i.e. CHF 222,399.

3      INVENTORY

3.1. Xeikon and Agfa agree that the estimate, as per May 16, 2000, of the aggregate value of the Inventory that is acquired by Xeikon as part of the DPS Division Contribution was that the contribution of said Inventory would give rise to the issuance of 321,360 Xeikon "A" shares (Section 4.1.1.(ii) of the Agreement). For the avoidance of doubt, this is prior to the adjustments resulting from the pre-Closing audit that was carried out pursuant to the aforementioned provision of the Agreement.

4      EXECUTION AND IMPLEMENTATION OF SO AGREEMENTS

4.1. Xeikon and Agfa agree that the execution and implementation of the SO Agreements is without prejudice to the arrangements laid down in the Agreement, provided, however, that the continuation of the operation of the SO Activity by the relevant Sales Organization Company in accordance with such SO Agreements will not be considered to constitute a breach of the non-competition covenant laid down in Section 12 of the Agreement.

5      CONSTRUCTION OF SECTION 3.1.(j) OF THE AGREEMENT

5.1. Xeikon and Agfa agree that Section 3.1.(j) of the Agreement should be read as follows:

              "For the avoidance of doubt, the DPS Division as contributed by Agfa will also comprise the fixed assets, Goodwill and digital printing engines acquired by Agfa from the Sales Organization prior to Closing. ".

6 SPECIAL ARRANGEMENTS REGARDING THE FRENCH AND ITALIAN SALES ORGANIZATION COMPANIES

6.1. Xeikon and Agfa agree that, with respect to the French and Italian Sales Organization Companies, the Goodwill related to these specific Sales Organization Companies (i.e. an amount of EUR 94,370 for France and EUR 99,825 for Italy) will not be transferred to Agfa prior to Closing to form part of the DPS Division Contribution by Agfa, but will be transferred directly to the relevant Transferee Entity as part of the SO Sale.

       Instead, a corresponding amount of cash will be transferred to Agfa prior to Closing to form part of the DPS Division Contribution by Agfa.


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7      CONTINUATION OF OPERATION OF THE SO ACTIVITY

7.1. As consideration for the services rendered by the relevant Sales Organization Company in connection with the continuation to operate the SO Activity during a transitional period (but in no event later than September 30, 2000) in accordance with the applicable SO Agreement, a commission of 3% of the net turnover of the SO Activity for this transitional period shall be due by Xeikon to Agfa.

7.2. Moreover, Agfa shall cause the relevant Sales Organization Companies to prepare in a careful and professional manner profit and loss accounts, giving a true and fair view of the results (profits or losses) of the SO Activity as conducted by the relevant Sales Organization Company during such a transitional period, in a format and methodology identical to the format and methodology of the profit and loss accounts made available during the due diligence to Xeikon, provided that these accounts shall not contain any allocation of Agfa-Gevaert N.V. head office expenses. Any profits shall be payable to, and any losses due by, Xeikon.

7.3. Any payments that may be due pursuant to the foregoing paragraphs shall be made at the end of such transitional period to an account designated by Agfa or Xeikon, as the case may be.

8      RETURN OF CONSIDERATION RECEIVED

8.1. Xeikon and Agfa agree that, in case of a direct transfer from the relevant Sales Organisation Company to the designated Transferee Entity of spare parts and consumables used by the relevant Sales Organization Company, Agfa will, immediately upon receipt of the consideration to be paid by such Transferee Entity for such spare parts and consumables, remit to Xeikon the difference between (i) the consideration paid by such Transferee Entity pursuant to the applicable SO Agreement and (ii) the consideration which has been agreed upon between Agfa and Xeikon (and which is based upon production cost or, in the case of items acquired from third parties, acquisition cost - to be increased with reasonably incurred transport and import costs).

9      ACQUISITION BY XEIKON OF CERTAIN SPARE PARTS

9.1 Xeikon hereby undertakes to acquire, from each of the Sales Organization Companies, the spare parts and consumables which under the SO Agreements have not been acquired by the Buyer in accordance with Article 2 of such SO Agreements.

       These spare parts and consumables shall be acquired at the price set forth in the "Munchen Spare Parts Agreement" to be concluded between Agfa and Xeikon, i.e.


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       - consumables with a shelf life of less than three months shall be transferred at no cost to Xeikon;

       - the remainder of the consumables as well as the spare parts shall be acquired by Xeikon at the conditions set forth in the Agreement, i.e. at production cost or, in the case of items acquired from third parties, at acquisition cost (to be increased with reasonably incurred transport and import costs in case of items physically located at Sales Organisation Companies), provided that, in the case of spare parts, the valuation reductions applied by Agfa's "B-Max" system on account of inventory coverage ("stockdekking") shall be applied.

9.2 It is further agreed, for the avoidance of doubt, that the representations and warranties set forth in Section 3.3 of Schedule 9 of the Agreement shall not be affected by the arrangements set forth in
       Section 9.1 hereof.

10     INTEGRATION WITH AGREEMENT

       This addendum forms an integral part of the Agreement.

This addendum has been duly executed by Xeikon and Agfa on June 30, 2000, in Mortsel, in two original counterparts, each party by executing this Agreement acknowledging having received one original.


FOR AND ON BEHALF OF XEIKON N.V.          FOR AND ON BEHALF OF AGFA GEVAERT N.V.




-----------------------------------       --------------------------------------

Alfons Buts                               --------------------
President and Chief Executive Officer     Managing Director





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Jan Van Daele                             --------------------
Director                                  Director




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